EX99.23(d)(2)


INVESTMENT COUNSEL AGREEMENT

Between

JONES & BABSON, INC.

and

DAVID L. BABSON & CO. INC.

THIS AGREEMENT by and between JONES & BABSON, INC., a Missouri corporation with its principal office at Three Crown Center, 2440 Pershing Road, Kansas City, Missouri 64108 (hereinafter referred to as the "Manager"), and DAVID L. BABSON & CO. INC., a Massachusetts corporation with its principal office at One Memorial Drive, Cambridge, Massachusetts 02142 (hereinafter referred to as the "Investment Counsel"), is made pursuant to the approval and direction of the parties' respective Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

WITNESSETH:

WHEREAS, the Manager has entered into a Management Agreement with the D.
L. BABSON BOND TRUST (Fund) of concurrent date to provide management services, including investment advisory services, the Manager desires the assistance of the Investment Counsel which can supply the following services:

Research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments; statistical information and reports as may reasonably be required, and general assistance in the supervision of the investments of the Fund, subject to the control of the Trustees of the Fund and the Directors of JONES & BABSON, INC.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	During the term of this Agreement, or any extension or extensions thereof, the Investment Counsel will, to the best of its ability, furnish the foregoing services.

2.	As compensation, the Manager will pay Investment Counsel for its services the following annual fee computed daily as determined by the Fund's price make-up sheet and which shall be payable monthly or at such other intervals as agreed by the parties.

a.	Twenty-five one-hundredths of one percent (25/100 of 1%) of the average daily total net assets of the Fund.

3.	This Agreement shall become effective and run concurrently with the
Management Agreement of the same date between the Manager and the Fund, an executed copy of which shall be supplied the Investment Counsel.

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4.	The last day of the initial period of this Agreement shall coincide with the last day of the Management Agreement which shall be the 31st day of October, 1996. Thereafter this Agreement may be renewed in conjunction with the Management Agreement for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Fund or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the Investment Company Act of 1940 (Act) and provided further that such continuance is approved at least annually thereafter by a vote of a majority of the Trustees who are not parties to such Agreement or interested persons (as defined by the Act) of such party, cast in person at a meeting called for the purpose of voting on such approval. The Investment Counsel shall provide the Manager such information as may be reasonably necessary to assist the Trustees of the Fund to evaluate the terms of the Management Agreement. This Agreement automatically will terminate with the Management Agreement without the payment of any penalty, upon sixty days written notice by the Fund to the Manager that the Board of Trustees or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, has terminated the Management Agreement. This Agreement shall automatically terminate in the event of its assignment or assignment of the Management Agreement unless such assignment is approved by the Trustees and the shareholders of the Fund as herein before provided or unless an exemption is obtained from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. The Manager shall promptly notify the Investment Counsel of any notice of termination or of any circumstances which are likely to result in a termination of the Management Agreement.

5.	It is understood and agreed that the services to be rendered by the
Investment Counsel to the Manager under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Counsel shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Investment Counsel to the Manager under this Agreement and the compensation provided for in Paragraph 2 hereof shall be limited solely to services with reference to the Fund.

6.	The Manager agrees that it will furnish currently to Investment
Counsel all information reasonably necessary to permit Investment Counsel to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit Investment Counsel to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.

7.	The Investment Counsel shall not be liable for any error of judgment or mistake at law or for any loss suffered by Manager of the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Investment Counsel against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this agreement.

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8.	In compliance with the provisions of the Management Agreement between the Fund and JONES & BABSON, INC., Investment Counsel agrees with Manager that subject to the terms and conditions of this Paragraph 8, the Fund may use the name of "David L. Babson" (or any part thereof) as part of its name so long as JONES & BABSON, INC., or any successor in interest, continues as Manager and DAVID L. BABSON & CO. INC., or any successor in interest, continues as Investment Counsel. Should the Fund terminate either JONES & BABSON, INC., or its successor as Manager, or DAVID L. BABSON & CO. INC., or its successor as Investment Counsel, either JONES & BABSON, INC., or DAVID L. BABSON & CO. INC., or their respective successors in interest, may elect to notify the Fund in writing that permission to use the name "David L. Babson" (or any part thereof) has been withdrawn. It is understood that the Fund has, in its Management Agreement with JONES & BABSON, INC., expressly agreed that it, its officers, directors and shareholders will take all necessary corporate action and proceed expeditiously to change the name of the Fund and not use any other name or take any action which would indicate the Fund's continued association with DAVID L. BABSON & CO. INC. If the use of the name "David L. Babson" (or any part thereof) is so withdrawn as aforesaid, it is understood and agreed that there shall be no limitation with respect to the future use of the name "David L. Babson" (or any part thereof) by DAVID L. BABSON & CO. INC., or its successor in interest, or by JONES & BABSON, INC. or its successor in interest.

9.	Although it is not anticipated, there may occur some unforeseen reason which would prohibit DAVID L. BABSON & CO. INC., as a matter of reasonable business necessity, continuing as Investment Counsel. Should such circumstances occur, DAVID L. BABSON & CO. INC., or its successor may elect to terminate its services, even though the Fund would want to continue to use the name "David L. Babson" (or any part thereof) and continue JONES & BABSON, INC., or its successor, as manager with DAVID L. BABSON & CO. INC., or its successor, as Investment Counsel. Upon receipt of such a written notice, the Fund, its officers, directors and shareholders, have agreed in the Management Agreement between the Fund and JONES & BABSON, INC., for the benefit of DAVID
L. BABSON & CO. INC., to take all necessary corporate action and proceed expeditiously to change the name of the Fund (but if necessary, take up to one year from the effective date of the termination of the Management Agreement) and not use any other name or take any other action which would indicate the Fund's continued association with DAVID L. BABSON & CO. INC. In consideration for this right, DAVID L. BABSON & CO. INC. agrees that should it so request the withdrawal of the name "David L. Babson" (or any part thereof) it will not permit another investment company, whether or not registered under the Investment Company Act of 1940, to use the name "David L. Babson" (or any part thereof) as part of its name for a period of five years subsequent to the effective date of the written withdrawal request, unless this prohibition is waived or modified by a majority vote of the Fund's shareholders entitled to vote at a duly constituted meeting of the Fund's shareholders following receipt of the request, and if any such action is also approved by the majority of shares entitled to vote at a duly constituted meeting of the shareholders of JONES & BABSON, INC. For this right to withdraw the name "David L. Babson" (or any part thereof) from the use of the Fund, DAVID L. BABSON & CO. INC. agrees that it will not compete with JONES & BABSON, INC. for the management of the Fund during said five-year period, unless this no-compete provision is waived by a majority of the shares entitled to vote at a duly

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constituted meeting of the shareholders of JONES & BABSON, INC.

Each party hereby executes this Agreement as of the 30th day of June, 1995, pursuant to the authority granted by its Board of Trustees.

DAVID L. BABSON & CO. INC.
By: /s/ Peter C. Thompson
    Peter C. Thompson

ATTEST:
By: /s/ Paula C. Howell
    Paula C. Howell


JONES & BABSON, INC.
By: /s/ Larry D. Armel
    Larry D. Armel

ATTEST:
By: /s/ Martin A. Cramer
    Martin A. Cramer

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